Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-163511

April 23, 2010

Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-163511

April 21, 2010

As the market

, the price of

gold will .

ProShares Gold ETFs

ULTRA GOLD (UGL)

ULTRASHORT GOLD (GLL)

Whether you think markets will rise or fall, chances are you can put your ideas into action with the largest family of leveraged and inverse ETFs in the world. Learn more about ProShares innovative array of over 100 ETFS. Call 866.776.5125 or visit proshares.com.

These ETFs have an objective (target) for a single day. Due to the compounding of daily returns, returns for these ETFs over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. These ETFs are not regulated under the Investment Company Act of 1940. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. These ETFs use leverage and may invest in financial instruments such as swap agreements, forward contracts, and futures and options, resulting in greater volatility than investments in traditional securities and which may cause large losses. These ETFs are not suitable for all investors.

PROFUNDS GROUP

ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit www.proshares.com, or you may request a copy from any underwriter or other dealer participating in the offering. 2010-1736

ProShares

ETFs, Chapter Two.